STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 22, 2009 (this “Agreement”), by and between AFP IMAGING CORPORATION, a New York corporation (the “Company”), and BIOWAVE INNOVATIONS, LLC, a Connecticut limited liability company (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Company is engaged in the business of designing, developing, manufacturing and distributing equipment for generating, capturing and/or producing medical and dental diagnostic images through electronic technologies, and the chemical processing of photosensitive materials; and

WHEREAS, to obtain working capital for its continuing operations and development, the Company has offered to the Purchaser, and the Purchaser has agreed to purchase from the Company, shares of Series A Convertible Preferred Stock of the Company, in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, the Company and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    DEFINITIONS.  The following terms shall have the respective meanings set forth below whenever used in this Agreement:

“Certificate of Amendment” shall mean the Certificate of Amendment of the Certificate of Incorporation of the Company in the form of Exhibit A annexed hereto, which authorizes the Series A Convertible Preferred Stock of the Company and sets forth the relative rights, powers, preferences and limitations of such series of preferred stock.

“Closing” shall have the meaning ascribed thereto in Section 2.2(b).

“Closing Date” shall have the meaning ascribed thereto in Section 2.2(b).

“Commission” shall mean the Securities and Exchange Commission and any other similar or successor agency of the federal government then administering the Securities Act.

“Common Stock” shall mean the authorized common stock of the Company from time to time pursuant to the certificate of incorporation of the Company.

“Conversion Shares” shall mean the shares of the Common Stock issuable upon conversion of the Shares.

“Loan Agreement” shall mean the Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 22, 2009 by and between ComVest Capital, LLC and the Company, as same may be amended, modified, supplemented and/or restated from time to time.

“Outside Closing Date” has the meaning ascribed thereto in Section 2.2(b).

“person” shall include any individual, a corporation, an association, a limited liability company, a partnership, a trust or estate, a government or any agency or political subdivision thereof, or any other entity.

“Securities Act” shall mean the Securities Act of 1933, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Shares” shall have the meaning ascribed thereto in Section 2.1.

ARTICLE II

AUTHORIZATION AND ISSUANCE OF SHARES

Section 2.1    AUTHORIZATION OF ISSUE.  The Board of Directors of the Company has authorized the execution, delivery and filing of the Certificate of Amendment and the issuance of up to 578,466 shares of Series A Convertible Preferred Stock of the Company (collectively, the “Shares”) at a price of $0.864355 per Share, which the Purchaser has agreed to purchase upon the satisfaction of the conditions precedent set forth in Article V below.

Section 2.2    ISSUANCE OF SHARES.

(a)           Purchase of Shares.  Subject to the terms and conditions hereof, the Company agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Company, on the Closing Date, 578,466 Shares for an aggregate purchase price of $500,000.  The aggregate purchase price for the Shares shall be payable to the Company, either by certified or bank cashier’s check or by wire transfer of immediately available funds, on the Closing Date.

(b)           Closing.  After such time as the conditions precedent set forth in Article V below have been satisfied to the reasonable satisfaction of the Purchaser, the Company and the Purchaser shall effect the closing of the purchase and sale of the Shares (the “Closing”); provided, however, that unless extended by written agreement of the Company and the Purchaser, the date of the Closing (the “Closing Date”) shall not be later than June 23, 2009 (the “Outside Closing Date”).  At the Closing, the Company will deliver to the Purchaser a stock certificate representing the Shares, against payment of the purchase price therefor.

ARTICLE III

THE COMPANY’S REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Purchaser as follows:

Section 3.1    ORGANIZATION AND GOOD STANDING; AUTHORIZATION BY THE COMPANY.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  True and complete copies of the certificate of incorporation and the by-laws of the Company, each as in effect on the date of this Agreement, have been delivered to the Purchaser.  The Company has full power, authority and legal right to execute and deliver this Agreement and to issue, sell and deliver the Shares, to perform its obligations hereunder, and to engage in the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

Section 3.2    CONSENTS AND APPROVALS.  The Company has obtained or made all necessary (a) governmental consents, approvals and authorizations, and registrations and filings with governmental authorities, and (b) consents, approvals, waivers and notifications of stockholders, creditors, lessors and other non-governmental persons, in each case, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.3    SECURITIES LAWS.  Neither the Company nor any agent acting on its behalf has done or caused to be done or omitted to do anything which would require registration under Section 5 of the Securities Act of the Shares or the Conversion Shares.  All other securities heretofore issued by the Company have been issued in compliance with or pursuant to an exemption from or under the Securities Act.

Section 3.4    AUTHORIZED AND OUTSTANDING CAPITAL STOCK.  As of the date hereof, (a) the outstanding capital stock of the Company consists of 17,928,800 shares of Common Stock, (b) there are outstanding options and warrants for an aggregate of 1,627,400 shares of Common Stock, and (c) there are outstanding convertible securities entitling the holders thereof to acquire an aggregate of approximately 1,927,351 shares of Common Stock; and simultaneously with the consummation of the transactions contemplated by this Agreement, (i) the Company is issuing to ComVest Capital, LLC a warrant to purchase 19,282,200 shares of Common Stock at a price of $.01 per share, (ii) ComVest Capital, LLC is canceling outstanding warrants for the purchase of 800,000 shares of Common Stock, (iii) ComVest Capital, LLC is surrendering the conversion rights with respect to all of the convertible securities described in this Section 3.4, and (iv) the Company will be issuing additional warrants to purchase an aggregate of 526,000 shares of Common Stock at a price of $.01 per share.  The Company has not granted or issued, or agreed to grant or issue, any options, warrants or similar rights to acquire or receive any of the authorized but unissued shares of its capital stock or any securities convertible into shares of its capital stock, except as reflected in the preceding sentence and/or as contemplated by this Agreement.  The Company holds no shares of its capital stock in its treasury.  There are no outstanding preemptive rights, conversion rights, rights of first refusal, stock appreciation rights, phantom stock rights or registration rights in or with respect to the Company or any of its capital stock.

Section 3.5    RESERVATION OF SHARES.  The shares of Common Stock issuable upon conversion of the Shares have been authorized, reserved and set apart for issuance, free from preemptive rights in favor of the holders of any shares of capital stock or other securities of the Company.  Upon conversion of the Shares in accordance with the Certificate of Amendment, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable.

Section 3.6    ADDITIONAL REPRESENTATIONS AND WARRANTIES.  All representations and warranties made by the Company in Article III of the Loan Agreement are true and correct in all respects on the date hereof, and such representations and warranties are hereby incorporated into this Agreement as if set forth in full herein.  Without limitation of the foregoing, except for the Existing Events of Default (as defined and described in the Loan Agreement), the Company and its subsidiaries are not in default of any of their respective contractual or other obligations.

Section 3.7    BROKERS.  The Company has not retained any broker or finder in respect of the transactions contemplated by this Agreement, or taken any action such as would entitle any broker or finder to a fee or commission in respect of the execution and delivery of this Agreement and/or the issuance of the Shares.

ARTICLE IV

THE PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser hereby represents and warrants to the Company that:

Section 4.1    AUTHORIZATION.  This Agreement constitutes the Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.  The Purchaser has full power and authority to enter into this Agreement, and this Agreement and the Purchaser’s obligations hereunder have been duly authorized by all necessary company action on the part of the Purchaser.

Section 4.2    PURCHASE FOR OWN ACCOUNT.  The Shares will be acquired by the Purchaser for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act.

Section 4.3    RECEIPT OF INFORMATION.  The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Purchaser or to which the Purchaser had access.  The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Article III above.

Section 4.4    INVESTMENT EXPERIENCE.  The Purchaser understands that the purchase of the Shares involves substantial risk.  The Purchaser has experience as a purchaser in securities of companies with working capital liquidity issues and a thin or inactive trading market, and acknowledges that the Purchaser is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Shares and protecting its own interests in connection with this investment.

Section 4.5    ACCREDITED PURCHASER STATUS.  The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

Section 4.6    RESTRICTED SECURITIES.  The Purchaser understands that the Shares constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 of the Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  The Purchaser understands that the Company is under no obligation to register any of the Shares or any of the Conversion Shares under the Securities Act. The Purchaser understands that no public market now exists for the Shares, that only a limited public market now exists for the Conversion Shares (which trading market may cease at any time without notice), and that it is uncertain whether a public market will ever exist for the Shares or the Conversion Shares.

Section 4.7    BROKERS.  The Purchaser has not retained any broker or finder in respect of the transactions contemplated by this Agreement, or taken any action such as would entitle any broker or finder to a fee or commission in respect of the execution and delivery of this Agreement and/or the issuance of the Shares.

ARTICLE V

CLOSING CONDITIONS

Section 5.1    PURCHASER CONDITIONS.  The Purchaser’s obligation to purchase the Shares is subject to (a) the execution, delivery and filing with the New York Department of State of the Certificate of Amendment (in the form annexed hereto as Exhibit A), and the delivery to the Purchaser of satisfactory evidence of such execution, delivery and filing, (b) the delivery to the Purchaser of a duly executed stock certificate representing the Shares, (c) the truth and accuracy of the Company’s representations and warranties made in Article III above, and (d) the consummation of the transactions (including, without limitation, the funding of the $1,000,000 subordinated loan by ComVest Capital, LLC) contemplated by the Loan Agreement (without material waiver or variation) to the reasonable satisfaction of the Purchaser.

Section 5.2    COMPANY CONDITIONS.  The Company’s obligation to issue and sell the Shares is subject to (a) the Purchaser’s consent to the Company’s execution and delivery, to occur simultaneously with the Closing, of employment agreements with David Vozick, Donald Rabinovitch, Aida McKinney, Elise Nissen, Eric Vozick and Adam Rabinovitch, and (b) the funding by ComVest Capital, LLC of the $1,000,000 subordinated loan contemplated by the Loan Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1    AMENDMENTS AND WAIVERS.  This Agreement may not be changed, modified or discharged orally, nor may any waivers or consents be given orally hereunder, and every such change, modification, discharge, waiver or consent shall be in writing and signed by the party to be charged therewith.

Section 6.2    INTEGRATION AND SEVERABILITY.  This Agreement, including the Exhibits and Schedules hereto, embodies the entire agreement and understanding between the Purchaser and the Company with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof.  In case any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

Section 6.3    SURVIVAL; SUCCESSORS AND ASSIGNS.  All covenants, agreements, statements, representations and warranties in this Agreement shall survive the Closing, and shall bind and inure to the benefit of the respective successors and assigns of each party, except that neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

Section 6.4    NOTICES AND OTHER COMMUNICATIONS.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered or telecopied with confirmation of receipt, or shall be sent by recognized overnight courier service (with all charges prepaid or billed to the account of the sender), or shall be sent by certified or registered mail, return receipt requested, postage prepaid, and addressed (a) if to the Purchaser, at 274 Ridgefield Road, Wilton, CT 06897, or such other address as may have been furnished to the Company by notice from the Purchaser, or (b) if to the Company, to AFP Imaging Corporation, 250 Clearbrook Road, Elmsford, NY 10523, fax: (914) ___-____, or to such other address or telecopier number as may have been furnished to the Purchaser by notice from the Company.  All notices shall be deemed to have been given either at the time of the delivery or telecopy (with confirmation of receipt) thereof to any officer or employee of the person entitled to receive such notice at the address of such person for purposes of this Section 6.4, or, if sent by overnight courier, on the next business day following delivery thereof to the overnight courier service, or, if mailed, at the completion of the third business day following the time of such mailing thereof to such address, as the case may be.

Section 6.5    GOVERNING LAW; JURISDICTION.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles.  Each party hereby consents to the jurisdiction of all courts (state and federal) sitting in the State of New York with respect to any dispute arising under or relating to this Agreement.

Section 6.6    HEADINGS.  The headings of the various Sections hereof are for convenience of reference only and shall in no way modify any of the terms or provisions hereof.

Section 6.7    COUNTERPARTS; FACSIMILE SIGNATURES.  This Agreement may be signed by each party hereto upon a separate copy in which event all of said copies shall constitute a single counterpart of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Any party may execute and deliver this Agreement by fax or electronic signature (such as PDF), which shall have the same binding effect as an original ink signature.

Section 6.8    EXPENSES.  Whether or not the transactions contemplated by this Agreement are consummated, the Company shall pay or reimburse the Purchaser for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Purchaser in connection with the transactions contemplated by this Agreement, such payment or reimbursement to be made promptly after written request therefor.

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IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

AFP IMAGING CORPORATION

By:
Name:
Title

BIOWAVE INNOVATIONS, LLC

By:
Name:
Title